Exhibit 99.1

Northwest Bancshares, Inc. Expands Presence in Lancaster County, PA Through the Merger with Donegal Financial Services Corporation

WARREN, PA and MARIETTA, PA June 12, 2018/PRNewswire/ -- Northwest Bancshares, Inc. (“Northwest”) (NASDAQ: NWBI) and Donegal Financial Services Corporation (“DFSC”) (privately-owned) announced today the signing of a definitive agreement pursuant to which Northwest will acquire DFSC in a cash and stock transaction for total consideration valued at $85 million. In addition to the $85 million deal consideration, given DFSC’s substantial capital position, DFSC will pay a dividend of approximately $30 million to its two shareholders, Donegal Group Inc. and Donegal Mutual Insurance Company, immediately prior to the closing of the merger. DFSC is based in Marietta, Lancaster County, Pennsylvania and is the parent company of Union Community Bank. As of March 31, 2018, DFSC had total assets of $577 million, net loans of $430 million, deposits of $490 million, tangible equity of $79 million, and operates 14 branches in Lancaster County, which is one of Pennsylvania’s fastest-growing counties.

Northwest’s presence in Lancaster County will increase from six to 16 offices, while deposits will increase to $640 million from $150 million, elevating Northwest to the sixth highest market share in the county. It is anticipated that four of the branches of the combined entity will be consolidated with nearby offices. It is also expected that this acquisition, combined with Northwest’s anticipated organic growth in 2018, will result in the company crossing the $10 billion asset threshold in 2019. When the transaction is consummated, the combination of the two banking companies will create an institution that provides banking services through 182 branch locations and 297 ATMs in three states.

William J. Wagner, Chairman and CEO of Northwest, stated, “We welcome the employees and customers of Union Community Bank to the Northwest family, where we believe they will embrace our community bank culture, superior product and service offering, and tradition of exceptional customer service. We are extremely excited to be acquiring a community bank of exceptional quality in one of the more rapidly-growing counties in our geographic footprint. In addition to providing meaningful accretion in earnings per share and return on equity, this merger will provide bottom-line earnings that exceed the loss of transaction income we will incur as mandated by the Dodd-Frank Act when we cross the $10 billion asset threshold. We believe we would have exceeded this asset threshold in 2019 due to normal internal growth.”

Under the terms of the agreement, payment will be 50% cash and 50% stock, with the stock portion consisting of a fixed exchange of 137.84 Northwest shares for each of DFSC’s 17,864 outstanding shares. The exchange ratio was based upon the average per share closing price of Northwest’s stock for the ten trading days ended June 4, 2018, which was $17.26. The agreement provides that the exchange ratio will switch to a floating basis if the value of Northwest’s shares during a period ending the fifth trading day prior to closing is less than $15.53 or greater than $18.99, in an effort to provide protection to both parties such that the total purchase price shall not be less than $80.75 million or more than $89.25 million. Northwest also has the right to alter the mix of cash and stock to be received if the value of Northwest’s shares during the calculation period is less than $15.53. The transaction is expected to close in the first quarter of 2019.

The transaction is expected to be immediately accretive to Northwest’s earnings, excluding one-time costs. Upon achieving anticipated annual cost savings of approximately 40% of DFSC’s expenses, annual earnings are projected to increase approximately $0.05 per share beginning in 2019, excluding merger-related expenses. Using those cost savings assumptions, the purchase price represents approximately 10.6 times the earnings contributed by the acquisition. Based on DFSC’s actual earnings (annualized) for the quarter ending March 31, 2018, the purchase price equates to 16.2 times earnings.

Taking into consideration the aforementioned dividend payment, the purchase price represents 172% of DFSC’s tangible book value as of March 31, 2018. The tangible book value per share dilution is estimated to be less than 3% with an estimated earn back period of less than 4 years. The acquisition is expected to increase Northwest’s return on average common equity from approximately 8.4% to approximately 8.7% in the first year of combined operations.

Gregory E. Diehl, President and CEO of Union Community Bank stated, "We are very excited about joining the Northwest team. We strongly believe that Northwest shares our core values and is dedicated to its clients, employees, and the communities it serves. We believe Northwest’s outstanding record of enhancing shareholder value and success as a community bank revolves around its connection to its customers as evidenced by being named by J.D. Power in six of the last nine years as the bank with the ‘Highest Level of Customer Satisfaction in the mid-Atlantic region.’”

Ronald J. Seiffert, President and Chief Operating Officer of Northwest, added, “We believe this merger greatly enhances Northwest’s franchise value and delivers an extremely attractive combination of market appeal, office locations, deposit mix and growth opportunities.”

Completion of the transaction is subject to customary closing conditions, including regulatory approvals.

Ambassador Financial Group, Inc. served as financial advisor and Luse Gorman, PC served as legal counsel to Northwest in this transaction.

Keefe, Bruyette, & Woods, Inc., a Stifel Company, served as financial adviser to Donegal Mutual Insurance Company, who is the majority shareholder of DFSC and Duane Morris LLP served as legal counsel to Donegal Group Inc. and Donegal Mutual Insurance Company, who are DFSC's two shareholders.

Investor Conference Call

Executives from Northwest will host a conference call with investors and the financial community at 10:00 AM Eastern Time on Tuesday, June 12, 2018 to discuss this transaction. Those wishing to participate in the call may dial toll-free @ 1-877-870-4263. Participants should ask to be joined into the Northwest Bancshares, Inc. call. The slide presentation can be viewed at https://www.webcaster4.com/Webcast/Page/1049/26179 or by clicking on the link “Northwest Bancshares, Inc. investor presentation” on Northwest’s website www.Northwest.com. A replay of the call will be available until June 19, 2018 by dialing toll-free @ 1-877-344-7529, with replay access code 10121138. The investor presentation on this transaction is also available at the Investor Relations section of Northwest's website www.Northwest.com.

About Northwest Bancshares, Inc.
Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank.  Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 172 community banking offices in Pennsylvania, New York and Ohio. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.Northwest.com.

About Donegal Financial Services Corporation
Donegal Financial Services Corporation. is the holding company of Union Community Bank with assets of approximately $577 million, as of March 31, 2018.

About Donegal Group Inc.
Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Donegal Group Inc.’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group Inc. has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

………………………………….

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (1) the benefits of the merger between Northwest and DFSC, including anticipated future results, cost savings and accretion to reported earnings that may be realized from the merger; (2) Northwest’s and DFSC’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (3) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of Northwest and DFSC may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected; operating costs, customer loss and business disruption following the merger may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; the stockholders of DFSC may revise their approval of the merger; credit and interest rate risks associated with Northwest’s and DFSC’s respective businesses; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Northwest’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Northwest or DFSC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Northwest and DFSC do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

SOURCE Northwest Bancshares, Inc.

Contact:
William J. Wagner, Chairman and CEO, Northwest Bancshares, Inc., +1-814-726-2140; or Jeffrey D. Miller, Executive Vice President and CFO, Donegal Group Inc., +1-717-426-1931, investors@donegalgroup.com